UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 12, 2007
Wellman, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10033 (Commission File Number)	04-1671740 (IRS Employer Identification No.)

1041 521 Corporate Center Drive Fort Mill, South Carolina (Address of principal executive offices)	29715 (Zip Code)
Registrant’s telephone number, including area code: (803) 835-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)	Not applicable.

(b)	We announced that we will be streamlining our organization in an effort to improve our ability to deliver high quality value added products to our customers and allow us to operate with a more efficient cost structure. We will be reorganizing our chemical-based businesses into one segment with functional reporting lines. Combining our polyester fiber and PET resin segments into one business will permit us to eliminate duplicate costs and maximize the operating performance since our two core businesses have many related functions.

As a result of this realignment of the organization, effective February 12, 2007, Michael E. Dewsbury, Vice President, PET Resins – U.S., was notified that he is no longer an executive officer of the Company..

(c)	Effective March 16, 2007, David Styka will replace Mark Ruday as Controller and Chief Accounting Officer. Mark Ruday will assume the role of Vice President of Business Operations. Dave Styka is not a party to any material plan, contract or arrangement with the Company except that he participates in the Wellman, Inc. Third Amended and Restated Management Incentive Compensation Plan for the Executive Group; the Wellman, Inc. Restricted Stock Plan, effective June 1, 2004; the Wellman, Inc. Retirement Plan; and is indemnified as an officer of the Company and benefits from the Company’s Directors and Officers insurance. All such plans, contracts or arrangements to which Mr. Ruday is a party were described in the Company’s most recent proxy statement.

(d)	Not applicable.

(e)	Not Applicable

(f)	Not Applicable
Item 9.01. Financial Statements and Exhibits
(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibit

99.1	Press Release dated February 12, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wellman, Inc.
February 12, 2007	/s/ Mark J. Ruday
Mark J. Ruday
Vice President, Chief Accounting Officer and Controller

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